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               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                             KEYNOTE SYSTEMS, INC.
                   (Originally incorporated on July 30, 1999)

     Keynote Systems, Inc., a Delaware corporation, hereby certifies that the Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which
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restates, integrates and further amends the provisions of the Certificate of
Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the corporation's Board of Directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the Corporation's stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its by duly authorized officer this 12th day of January, 2000 and the foregoing facts stated herein are true and correct.

                                    KEYNOTE SYSTEMS, INC.


                                    By:   /s/ Umang Gupta
                                        -----------------
                                        Umang Gupta,
                                        President and Chief Executive Officer
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                                                                       Exhibit A
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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF
                             KEYNOTE SYSTEMS, INC.

                                   ARTICLE I

    The name of the corporation is Keynote Systems, Inc.

                                   ARTICLE II

    The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                  ARTICLE III

    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

    The total number of shares of all classes of stock that the corporation is authorized to issue is 105,000,000 shares. The corporation is authorized to issue two classes of shares: Common Stock, $0.001 par value per share, and Preferred Stock, $0.001 par value per share. The total number of shares of Common Stock authorized to be issued is 100,000,000 shares. The total number of shares of Preferred Stock authorized to be issued is 5,000,000 shares.

    The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.

    Except as expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this
Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of
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Directors without approval of the holders of Common Stock or the holders of
Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                   ARTICLE V

    The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

                                   ARTICLE VI

    For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     (A) The conduct of the affairs of the corporation shall be managed under the direction of its Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

     (B) Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VII

    To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                  ARTICLE VIII

    Actions shall be taken by the corporation's stockholders only at annual or special meetings of stockholders, and the corporation's stockholders shall not be able to act by written consent.